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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                   FORM 8-A/A
                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                    BURNS INTERNATIONAL SERVICES CORPORATION
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               (Exact name of Registrant as Specified in Charter)


                     Delaware                                   13-3408028
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     (State of Incorporation or Organization)                  (IRS Employer
                                                            Identification No.)

            200 South Michigan Avenue
                   Chicago, IL                                     60604
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     (Address of Principal Executive Offices)                   (Zip Code)


    If this form relates to the             If this form relates to the
    registration of a class of              registration of a class of
    securities pursuant to Section          securities pursuant to Section
    12(b) of the Exchange Act and is        12(g) of the Exchange Act and is
    effective pursuant to General           effective pursuant to General
    Instruction A.(c), please check the     Instruction A.(d), please check the
    following box. |X|                      following box. |_|

Securities Act registration statement file number to which this form relates:
             -----------------------
                (If applicable)


Securities to be registered pursuant to Section 12(b) of the Act:

        Title of Each Class                  Name of Each Exchange on Which
        to be so Registered                  Each Class is to be Registered
        -------------------                  ------------------------------


 Series A Participating Cumulative                  New York Stock Exchange
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  Preferred Stock Purchase Rights
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Securities to be registered pursuant to Section 12(g) of the Act:


                                      None.
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                                (Title of Class)

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                                (Title of Class)

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     This Form 8-A/A amends the Form 8-A filed by Burns International Services
Corporation (the "Company") on November 5, 1999, relating to the Company's shareholder rights plan.

     Item. 1. Description of Registrant's Securities to be Registered.

     The Company and The Bank of New York, as rights agent (the "Rights Agent"), entered into a Rights Agreement dated as of October 29, 1999 (the "Rights Agreement"). Under the Rights Agreement, the Company declared a dividend of one preferred stock purchase right (a "Right") for each outstanding share of common stock, par value $0.01 per share, and Series I Non-Voting common stock, par value $0.01 per share, of the Company (the "Common Stock"). Each Right issued pursuant to the Rights Agreement entitles the registered holder thereof to purchase one one-hundredth of a share of Series A Participating Cumulative Preferred Stock, par value $0.01 per share, of the Company at a purchase price of $55.00, subject to adjustment (the "Purchase Price"). On the earlier of (i) the tenth day following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock (an "Acquiring Person") or (ii) the tenth day (or such later date as determined by the Board) following the commencement of a tender or exchange offer by any person if the consummation of such offer would result in that person becoming an Acquiring Person (the earlier of such dates being the "Distribution Date"), the Rights become exercisable and trade separately from the Common Stock. After any person has become an Acquiring Person, each holder of a Right (other than the Acquiring Person) will thereafter have the right to acquire shares of Common Stock having a market value of twice the Purchase Price. The Rights may be redeemed by the Company at a price of $0.01 per Right. The foregoing description of the Rights is qualified in its entirety by reference to the Rights Agreement and such exhibits thereto filed as
Exhibit 1 to the Company's Form 8-A filed on November 5, 1999, which are incorporated herein by reference.

     On August 3, 2000, the Company and the Rights Agent entered into an Amendment to the Rights Agreement (the "Amendment"). The Amendment provides that
(i) neither (x) the merger agreement dated as of August 3, 2000 among Securitas AB, Securitas Acquisition Corporation and the Company (the "Merger Agreement"),
(y) the stock option agreement dated as of August 3, 2000 between Securitas AB and the Company or (z) the stockholders' agreement dated as of August 3, 2000 among Securitas AB, Securitas Acquisition Corporation and certain stockholders of the Company, nor any of the transactions contemplated thereby, will result in the occurrence of a Distribution Date or otherwise cause the Rights to become exercisable by the holders thereof and (ii) the Rights shall automatically terminate on and as of the Effective Time (as defined in the Merger Agreement) and be void and of no further force or effect.

     The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 4.1 to the Company's Form 8-K filed on August 3, 2000 and is incorporated herein by reference.

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     Item 2. Exhibits


Exhibit No.   Description
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     1        Amendment to Rights Agreement dated as of August 3, 2000 between the Company and the Rights Agent (incorporated herein by reference to Exhibit 4.1 to the Company's Form 8-K filed on August 3, 2000).

     2 Rights Agreement dated as of October 29, 1999 between the Company and the Rights Agent (incorporated herein by reference to Exhibit 1 to the Company's Form 8-A filed on November 5, 1999).







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                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                     BURNS INTERNATIONAL SERVICES CORPORATION



                                     By: /s/ Robert E.T. Lackey
                                        ----------------------------------------
                                      Name: Robert E.T. Lackey
                                      Title:  Vice President and General Counsel


Dated: August 7, 2000


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                                  EXHIBIT INDEX


Exhibit No.  Description
-----------  -----------
    1 Amendment to Rights Agreement dated as of August 3, 2000 between the Company and the Rights Agent (incorporated herein by reference to Exhibit 4.1 to the Company's Form 8-K filed on August 3, 2000).

    2 Rights Agreement dated as of October 29, 1999 between the Company and the Rights Agent (incorporated herein by reference to Exhibit 1 to the Company's Form 8-A filed on November 5, 1999).